Exhibit 99.19 Presentation to Philips’ employees, dated June 28, 2017

Employee Town Hall June 28, 2017 Philips and Spectranetics to merge a year by 2025 We’re aiming to improve the lives of three billion people Improving lives through meaningful innovation

Who is Philips HealthTech?

We are aiming to improve the Lives of 3 Billion people by 2025 Providing propositions for healthy living Supporting predictive and preventative care Connecting care in the home to improve quality of life

Mission: Improving people’s lives through meaningful innovation Mission: Save every limb, Restore every vessel and Manage every lead Purpose: We’re leading in thought and action so that our patients can get home faster and healthier, and stay there, living the lives they love. Purpose: Life Lived Fully. Spectranetics is helping patients return to the activities they love. Philips and Spectranetics: a merger of strengths We share a vision and passion for simplifying care and improving lives

Accelerates IGT's long term strategy, building a unique portfolio of differentiated innovative interventional devices ……. Philips Health Continuum Prevention Healthy living Diagnosis Treatment Home care Strengthen our core business positions around image guidance Expand into specialty therapy devices to drive full procedural solutions Drive solutions and new business models (e.g. CLMS) Go deeper into guidance by leveraging novel navigation technologies Expand navigation solutions with novel, in-house device technologies 1 2 3 Level of solution integration and share of recurring revenues Focus on specialty portfolio around key procedures Strategic ambition to accelerate growth and profitability by re-balancing business model towards recurring revenues Spectranetics fit Decide Our legacy strength Guide Our legacy strength Treat What we are building Confirm What we utilize

Builds complementary and synergistic device portfolio, creating a differentiated value proposition for customers

Mechanical Atherectomy

- Unique differentiated cutting mechanism-of-action (MoA)
- Addresses competitor shortcomings



Phoenix™

Drug-Coated Balloons

- Strong clinical data
- Highly deliverable platform



Stellarex™

Intravascular Ultrasound

- Segment leading franchise
- Key component for "decide", "confirm" as physician plans procedure



IVUS

Laser Atherectomy

- Only laser product
- Only in-stent restenosis indication



ELCA™

Scoring Balloon

- Best in class, segment leading specialty balloon for tough lesions
- Potential platform for drug coating



AngioSculpt ™

Lead Management

- Segment leading franchise
- Only laser product



Tight Rail™ mechanical sheath



GlideLite™ laser sheath

Coronary portfolio (Intravascular Ultrasound, Laser Atherectomy, Scoring Balloon)

Peripheral portfolio (Mechanical Atherectomy through Scoring Balloon)

EP portfolio (Lead Management)

Integrated solutions of systems, devices, software & services

Philips IGT | Spectranetics

Note: does not represent an exhaustive list of the product portfolio

PHILIPS

What happens next?

Ensuring our merger is a success: integration leaders appointed Spectranetics Adam Podbelski Philips Matthijs Groot Wassink

Questions?